Exhibit 10.26

November 13, 2020

Diane Yu

dianejyu@gmail.com

Dear Diane,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer for you to join Better Holdco, Inc. (the “Company”) in the position of Chief Technology Officer at our New York office on January 4, 2021 (“Start Date”) and reporting to the Company’s Chief Executive Officer.

Orientation Information: On your first day of work, you should plan to report remotely at 10:00am. More details to follow.

Here are the specific details of our offer:

1.

Compensation: Your base salary will be not less than $1,000,000 annually, less permitted payroll deductions and required taxes and withholdings. You will be paid on a semi-monthly pay schedule and your position will be considered exempt. In addition, you will be eligible to receive an incentive bonus for each fiscal year of the Company, subject to meeting the bonus criteria. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 100% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.

2.

Equity: Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,130,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2017 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

3.	Benefits: The Company offers a full range of benefits for you and your qualified dependents. A presentation of our benefits program will be given to you during your first week of employment.

4.	Severance Benefits:

a.

General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 4. However, this Section 4 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 4.

b.

Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 3 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

c.

Bonus Payment. If you are subject to an Involuntary Termination, then the Company will pay you a lump sum amount equal to your annual bonus calculated at one-hundred percent (100%) of your annual base salary, pro-rated through the date of your Separation.

5.

Change of Control Benefits: As an executive of the Company, you will be eligible to receive change of control benefits under certain circumstances pursuant to the Company’s change of control policy for executives then in effect (the “Policy”). Accordingly, your change in control benefits and the terms and conditions thereof shall be set forth in the Policy.

6.	Definitions: The following terms have the meaning set forth below wherever they are used in this offer letter:

a.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

b.	“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

c.	“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

i.	A material diminution of your base salary;

ii.	A material diminution of your authority, duties or responsibilities (other than temporarily while physically or mentally incapacitated); or

iii.	A relocation of your principal workplace by more than 30 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

d.	“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

e.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As a Company employee, you are required to follow its rules and regulations. Therefore, you will be asked to sign and comply with our handbook, provided online on your start date, and the attached Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which prohibits, among other things, the unauthorized use or disclosure of the Company’s confidential and proprietary information. You are also required to comply with the Company’s Information Security Policy and to keep confidential all sensitive information and personal/private information about customers and consumers that you may learn in the course of your employment. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, as described in the I-9 Form, please bring in appropriate documentation as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment.

At Will Employment: Although we hope that your employment with the Company is mutually satisfactory, employment at the Company is not for any specific period of time; but instead your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right.

Conditional Offer of Employment with Restrictions: The Company considers this position to be “critical” and, therefore, we reserve the right to run a background check and/or drug test. By signing this letter below you agree to allow the Company or its affiliates to run a background check and/or drug test. The Company reserves the right to revoke this offer should it not receive a satisfactory reference check and background screening for you. If we conduct such tests, we will contact you as soon as the background check and/or drug test process has been completed.

This offer letter, Proprietary Information Agreement and Security Policy, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of the Company.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement and Security Policy and return to the Company. Please retain copies for your records.

Diane, we are excited that you are joining the team and feel that you have a great deal to contribute. If you have any questions, please feel free to call Taylor George at (908) 894-0339.

Sincerely,

/s/ Nicholas J. Calamari
Nicholas J. Calamari

General Counsel

I understand and accept the terms of this employment offer.

/s/ Diane Yu
Diane Yu

Date